Exhibit 99.77(i)

ITEM 77I – Terms of New or Amended Securities

On July 14, 2016, the Portfolios’ Board of Directors approved a proposal to liquidate and redeem Class T shares of Voya Index Solution 2020 Portfolio, Voya Index Solution 2025 Portfolio, Voya Index Solution 2030 Portfolio, Voya Index Solution 2035 Portfolio, Voya Index Solution 2040 Portfolio, Voya Index Solution 2045 Portfolio, Voya Index Solution 2050 Portfolio, Voya Index Solution 2055 Portfolio and Voya Index Solution Income Portfolio. Class T shares were closed to new investment on or about August 2, 2015.